UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2013 (June 26, 2013)

PLURISTEM THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-31392	98-0351734
(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park Building No. 5 Haifa, Israel	31905
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 7171
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On June 26, 2013, a wholly owned subsidiary of Pluristem Therapeutics Inc. (“Pluristem”) entered into an Exclusive License and Commercialization Agreement (the “Agreement”) with CHA Bio&Diostech (Kosdaq:CHA) (“CHA”), for conducting clinical trials and commercialization of Pluristem's PLX-PAD product in South Korea in connection with two indications: the treatment of Critical Limb Ischemia, and Intermediate Claudication (collectively, the "Indications"). Under the terms of the Agreement, CHA will receive exclusive rights in South Korea for conducting clinical trials with respect to the Indications, at the sole expense of CHA. Commencement of the clinical trials is conditioned upon the receipt of the necessary regulatory approvals.  If Pluristem's products receive regulatory approvals in South Korea for marketing as treatment for the Indications, the parties will form a joint venture in order to sell, distribute and market Pluristem products for treating the Indications in South Korea. The joint venture would be owned equally by CHA and Pluristem. Pluristem would own any and all intellectual property rights to the extent conceived in connection with its products and license such rights to the joint venture.

Upon lifting of a clinical hold by the U.S. Food and Drug Administration on a study by Pluristem of one of the Indications, which hold Pluristem previously reported on June 4, 2013, and reaching an agreed upon development plan for conducting the clinical trials, Pluristem has agreed to issue to CHA 2,500,000 shares of its common stock in consideration for the issuance to Pluristem of 1,011,504 common shares of CHA, which reflect total consideration of approximately $10 million for such Pluristem shares (based on the average closing price of CHA common shares over the last 30 trading days preceding the date of the agreement). Each party has agreed to hold the other party's shares for at least one year before selling any of such shares. The parties also agreed to give an irrevocable proxy to the other party management with respect to the voting power of the shares issued.

The Agreement includes non-competition covenants by CHA for a specified period as well as customary termination and indemnification provisions, including in the event the parties do not reach an agreed upon development plan for conducting the clinical trials.

The foregoing description of the Agreement is not complete and is subject to and qualified in its entirety by reference to the Agreement, which will be filed by Pluristem.

Item 3.02. Unregistered Sales of Equity Securities.

The description of Pluristem’s agreement to issue common stock, contained in Item 1.01 of this Current Report on Form 8-K, is incorporated into this Item 3.02 by reference. The offer and sale of these shares were made pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Warning Concerning Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. For example, when Pluristem discusses receipt of regulatory approvals for clinical trials in South Korea, receipt of regulatory approvals for the use of Pluristem products to treat the Indications in South Korea, the entry into a joint venture agreement with CHA and issuance of Pluristem shares or receipt of CHA shares, lifting the clinical hold by the U.S. Food and Drug Administration and reaching agreement on the development plan with CHA, Pluristem is using forward-looking statements. These forward-looking statements and their implications are based on the current expectations of Pluristem’s management only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; Pluristem may encounter delays or obstacles in launching and/or successfully completing its clinical trials; Pluristem’s products may not be approved by regulatory agencies, Pluristem’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; Pluristem may be unable to retain or attract key employees whose knowledge is essential to the development of its products; unforeseen scientific difficulties may develop with Pluristem’s process; Pluristem’s products may wind up being more expensive than we anticipate; results in the laboratory may not translate to equally good results in real surgical settings; results of preclinical studies may not correlate with the results of human clinical trials; Pluristem’s patents may not be sufficient; Pluristem’s products may harm recipients; changes in legislation; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluristem to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluristem, reference is made to its reports filed from time to time with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

Date: June 27, 2013	By:	/s/ Yaky Yanay
Name: Yaky Yanay
Title: Chief Financial Officer and Executive Vice President